UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 28, 2022

TUESDAY MORNING CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-40432	75-2398532
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6250 LBJ Freeway Dallas, Texas		75240
(Address of principal executive offices)		(Zip Code)

(972) 387-3562
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	TUEM	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 28, 2022, each of Anthony F. Crudele, Marcelo Podesta and Reuben E. Slone (collectively, the “Resigning Directors”) resigned from the board of directors of Tuesday Morning Corporation (the “Company”). In connection with the resignation of the Resigning Directors, there were no disagreements between any of the Resigning Directors and the Company relating to matters concerning the Company’s operations, policies or practices. The resignations of the Resigning Directors were in accordance with the terms of the note purchase agreement relating to the Company’s recently completed private placement of $35 million of convertible debt securities, pursuant to which the board of directors was to be reconstituted.

On September 28, 2022, each of Andrew T. Berger, Michael Onghai and Z. John Zhang were elected to serve as members of the Company’s board of directors and as members of the Audit Committee of the board of directors. Biographical information for each of the newly elected directors is provided below.

Andrew T. Berger. Mr. Berger has served as a director of Autoscope Technologies Corporation (including its predecessor, “Image Sensing Systems, Inc.”) since October 2015, as Executive Chair of Autoscope since June 2016, and as Chief Executive Officer of Autoscope since April 2021. Mr. Berger was Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee and Compensation Committee until his appointment as Chief Executive Officer of Autoscope. Mr. Berger is the Managing Member of AB Value Management LLC, which serves as the General Partner of AB Value Partners, LP. Mr. Berger has nearly two decades of experience in investment analysis, investment management, and business consulting. From 1998 through 2002, Mr. Berger served as Equity Analyst for Value Line, Inc. Since 2002, Mr. Berger has served as President of Walker's Manual, Inc., an investment publisher that was transformed into a business consulting company in 2008. Since May 2017, Mr. Berger has been Chief Executive Officer of Cosi, Inc. (and since August 2022 of its successor, Cosi Restaurant Holdings, LLC), a fast-casual restaurant chain that operates and franchises domestic and international restaurants. In 2020, Cosi, Inc. filed for Chapter 11 protection under the federal bankruptcy laws, and emerged in August 2022. From January 2020 through October 2021, Mr. Berger served on the board of directors of Rock Mountain Chocolate Factory, Inc., and international franchisor, confectionary manufacturer and retail operator.

Michael Onghai. Mr. Onghai has served as the Chief Executive Officer of LookSmart Group, Inc. (“LookSmart”), a digital advertising solutions company, since February 2013. Mr. Onghai also services as a director LookSmart. Mr. Onghai also serves as the President of the American Opportunity Zone Fund and Snowy August Management LLC, a family office in multi-family housing, lending and blockchain fintech. Mr. Onghai has been a seed investor in a number of companies, including Alpha Sigma Capital, a digital asset fund focused on the blockchain economy, where he serves as a principal. Mr. Onghai earned his designation as a Chartered Financial Analyst in 2006 and holds a B.S. in Electrical Engineering and Computer Science from the University of California, Los Angeles and graduated from the Executive Management Certificate Program in Value Investing (The Heilbrunn Center for Graham & Dodd Investing) Graduate School of Business at Columbia Business School. He also is a graduate of Massachusetts Institute of Technology's Blockchain Technologies Curriculum . Mr. Onghai is also a director of MGT Capital Investments, Inc., a U.S.-based Bitcoin miner. He is also a board advisory director of the American Blockchain PAC.

Z. John Zhang. Dr. Zhang is a tenured, chaired full professor of marketing at the Wharton School, University of Pennsylvania. He also serves as the director of Penn Wharton China Center. Dr. Zhang holds a Ph.D. in History and Sociology of Science and Technology from the University of Pennsylvania and a Ph.D. in Economics from the University of Michigan. His research and teaching interests in the past 30 years have all centered on pricing, channel management and competitive marketing strategies. Dr. Zhang has also done extensive consulting and writing on pricing, discounting, and channels issues, especially at the retailing level.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUESDAY MORNING CORPORATION

Date September 30, 2022	By:	/s/ Jennyfer R. Gray
Jennyfer R. Gray
Vice President, Interim General Counsel and Corporate Secretary

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